SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                        (Amendment No. ________________)*

                         GO ONLINE NETWORKS CORPORATION
                         ------------------------------
                                (Name of Issuer)

                                     COMMON
                         ------------------------------
                         (Title of Class of Securities)

                                   380185108
                                 --------------
                                 (CUSIP Number)


         DENNIS BROVARONE, 18 Mountain Laurel Dr., Littleton, CO 80127,
                             telephone 303 466 4092
         --------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 APRIL 1, 2003
          -----------------------------------------------------
         (Date of Event Which Required Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                               CUSIP NO. 380185108
--------------------------------------------------------------------------------
(1) Names of reporting persons                     MULTIASIAN VENTURES, LIMITED.
    S.S. or I.R.S. Identification Nos.
    of above persons
--------------------------------------------------------------------------------
(2) Check the appropriate box of a member
    of a group (a) (see instructions) (b)
--------------------------------------------------------------------------------
(3) SEC use only
--------------------------------------------------------------------------------
(4) Citizenship or place of
    organization                                   Hong Kong
--------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

     (5) Sole voting power                         14,268,421
                                                   -----------------------------
     (6) Shared voting power                       23,800,000
                                                   -----------------------------
     (7) Sole dispositive power                    14,268,421
                                                   -----------------------------
     (8) Shared dispositive power                  23,800,000
--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned
    by each reporting person.                      14,268,421
                                                   -----------------------------
(10) Check if the aggregate amount in
     Row (9) excludes certain shares (see
     instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by
     amount in Row  (11)                           12.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions)   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               CUSIP NO. 380185108
--------------------------------------------------------------------------------
(1) Names of reporting persons                     SOLINVEST GROUP, LTD.
    S.S. or I.R.S. Identification Nos.
    of above persons
--------------------------------------------------------------------------------
(2) Check the appropriate box of a member          (a)
    of a group
   (see instructions)                              (b)
--------------------------------------------------------------------------------
(3) SEC use only
--------------------------------------------------------------------------------
(4) Citizenship or place of
    organization                                   British Virgin Islands
--------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

     (5) Sole voting power                          8,531,579
                                                   -----------------------------
     (6) Shared voting power                       23,800,000
                                                   -----------------------------
     (7) Sole dispositive power                     8,531,579
                                                   -----------------------------
     (8) Shared dispositive power                  23,800,000
--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned
    by each reporting person.                       8,531,579
                                                   -----------------------------
(10) Check if the aggregate amount in
     Row (9) excludes certain shares (see
     instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by
     amount in Row  (11)                           12.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions)   CO
--------------------------------------------------------------------------------

Item 1.

Item 1(a) Name of Issuer:                       Go Online Networks Corporation

         Title of Equity securities:            Common Stock $.001 par value.

Item 1(b) Address of Issuer's
          Principal Executive Offices:          320  Mason  Avenue
                                                Chatsworth,  CA 91311

Item 2.

Item 2(a) This Schedule 13G is being filed on behalf of the following persons ("Reporting Persons")*:

(i)  Multiasian Ventures Limited

(ii) Solinvest Group, Ltd.

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons stating (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

Itemb 2(b)        Address:                  Multiasian Ventures Limited
                                            Route des Acacias 54,
                                            1227 Carouge, Switzerland

                                            Solinvest Group, Ltd.
                                            Route des Acacias 54,
                                            1227 Carouge, Switzerland

Item 2(c)         Citizenship:              Multiasian Ventures Limited:
                                            a Hong Kong Corporation

                                            Solinvest Group, Ltd.
                                            A British Virgin Islands Corporation

Item 3.  Not Applicable

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Amount Beneficially Owned:                                           23,800,000

Percent of class:                                                          12.3%

Number of shares as to which such person has
Sole power to vote or to direct the vote:
                                  Multiasian Ventures Limited        14,268,421
                                  Solinvest Group Ltd.                8,531,579


Shared power to vote or to direct the vote:                                   0


Sole power to dispose or to direct the disposition of:

                                 Multiasian Ventures Limited         14,268,421
                                 Solinvest Group Ltd.                 8,531,579


Shared power to dispose or to direct the disposition of:                      0



Item 5.

Ownership of 5 Percent or Less of a Class.
Not Applicable


Item 6. Ownership of More than 5 Percent on Behalf of Another Person:

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date April 9, 2003

Signature   /s/ ALFRED PEEPER
            ------------------
Name/Title: Alfred Peeper, Authorized Representative
            MULTIASIAN VENTURES LIMITED



Signature  /s/ ALFRED PEEPER
           ------------------
Name/Title: Alfred Peeper, Authorized Representative
            SOLINVEST GROUP, LTD.

                                   EXHIBIT A


The undersigned, Multiasian Ventures Limited, a corporation organized and existing under the laws of Hong Kong and Solinvest Group, Ltd., a British Virgin Island corporation, hereby agree and acknowledge that the information required by the Schedule 13G to which this Agreement is attached as an exhibit is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:        April 9, 2003



Signature   /s/ ALFRED PEEPER
            ------------------
Name/Title: Alfred Peeper, Authorized Representative
            MULTIASIAN VENTURES LIMITED



Signature  /s/ ALFRED PEEPER
           ------------------
Name/Title: Alfred Peeper, Authorized Representative
            SOLINVEST GROUP, LTD.